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                                                                    EXHIBIT 3.35


                                                                     Translation

                                                                         Annex 1
                                                                 27 October 1999
                                                                     556485-4361

                             ARTICLES OF ASSOCIATION

Section 1

The name of the company is Herbalife Sweden Aktiebolag.

Section 2

The company's business activities shall be to import, trade in, distribute and market weight regulating products, food, food additives, skincare products and haircare products, cosmetics and other products for the personal care and similar products, as well as activities connected therewith.

Section 3

The registered office of the company shall be in Stockholm.

Section 4

The par value of each share shall be SEK one hundred (100).

Section 5

The share capital shall amount to minimum SEK 100,000 and maximum SEK 400,000.

Section 6

The Board of Directors shall consist of minimum one and maximum five members. The Directors of the Board shall be elected annually at the Annual General Meeting for a period of time up to and including the next Annual General Meeting. If the Board consists of one or two members, a deputy member shall be elected.

Section 7

One or two auditors as well as one or two deputy auditors shall be elected.

Section 8
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The Annual General Meeting shall be held within six months from the end of the financial year. The following matters shall be dealt with at the Annual General
Meeting:

1.    Election of chairman at the meeting,

2.    Election of one or two minute-checkers,

3.    Establishing and approval of voting list,

4.    Approval of the agenda,

5.    Compliance with the rules of convocation,

6.    Presentation of the Annual Report and the Auditor's Report,

7. Adoption of the Profit and Loss Statement and the Balance Sheet and resolution regarding the disposition of the profit or loss according to the adopted Balance Sheet,

8. Resolution regarding discharging the members of the Board and the Managing Director from responsibility,

9.    Resolution regarding fees to the members of the Board and the Auditors,

10. Election of Board members, and where applicable, Auditors and Deputy Auditors, if any,

11.   Other matters, duly referred to the Annual General Meeting.

Section 9

Summons to the Annual General Meeting shall be sent by registered mail at the earliest six weeks and at the latest two weeks before the meeting.

Section 10

At the General Meeting each shareholder is entitled to vote for the full number of shares represented by him.

Section 11

The financial year shall be January 1 - December 31.

Section 12

If a share in the company has been transferred to a person who does not already hold shares in the company, the share shall immediately be offered the shareholders for redemption by written notice to the Board of Directors. The acquisition of the share shall thereby be verified.

When the share has thus been offered, the Board of Directors shall immediately give notice of this offer to the company's shareholders, whose addresses are indicated in the
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share register or who are otherwise known to the company, and request those who wish to exercise the redemption right to apply to the Board of Directors in writing within two months of the notice to the Board of Directors of the transfer of the share.

Should more than one person apply, the order of priority among them shall be decided by drawing of lots conducted by a notary public. However, if several shares are being offered at the same time, the shares shall first, as far as possible, be divided in proportion to the previous shareholding among those who wish to redeem.

The redemption sum shall be the purchase price, which, in case of a dispute, shall be determined by arbitration in accordance with the Arbitration Act. The redemption sum shall be paid within one month of the date at which the redemption price was determined.

If no one has given notice to redeem shares offered within the time stipulated, or if the redemption sum has not been paid within the time stipulated, the offerer has the right to become the registered owner of the share.

                                                                 CERTIFIED TO BE
                                                                    A TRUE COPY:


                                                      /s/ Linda Johansoon
                                                --------------------------------
                                                        Linda Johansoon
                                                        +46 8 505 761 28